Exhibit 5

LAW OFFICES OF OSCAR D. FOLGER
521 Fifth Avenue
New York, New York 10175

November 24, 2006

Nutrition 21 Inc.
4 Manhattanville Road
Purchase, New York 10577

Re: Form S-3 Registration Statement

Gentlemen:

We have acted as counsel for Nutrition 21, Inc., a New York corporation (the "Company"), in connection with the registration by the Company of 9,915,000 shares of Common Stock, par value $0.005 per share (consisting of 8,345,000 shares of issued common stock (“Issued Common Stock”), 70,000 shares of common stock issuable upon exercise of a warrant (“Warrant”) and an additional 1,500,000 shares of common stock contingently issuable by the Registrant (“Additional Common Stock”) to two of the selling shareholders in accordance with the terms of an Amended and Restated Merger Agreement dated as of August 25, 2006 by and among the Company and the other parties thereto (“Agreement”), which are the subject of a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"). As counsel to the Company we have examined and relied upon the original or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary in order to render the following opinion.

Based upon and subject to the foregoing, we are of the opinion that the Issued Common Stock that are being offered by the selling security holders have been duly authorized and are, or upon issuance on exercise of each Warrant in accordance with its terms, will be, validly issued, fully paid and non-assessable, and that the Additional Common Stock, will be, when issued in the manner described in the Agreement, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

This opinion is to be used only with the offer and sale of the Securities as variously referred to herein while the Registration Statement is in effect.

Very truly yours,

/s/ Oscar D. Folger